Exhibit 3.2

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIRNA THERAPEUTICS, INC.

(a Delaware corporation)

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

Mirna Therapeutics, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.                                      The Company was originally incorporated on December 20, 2007 pursuant to the DGCL.  A Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on December 4, 2009.  A Third Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on August 10, 2011. A Fourth Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 22, 2012. A Fifth Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on March 21, 2014. A Sixth Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on March 27, 2015 (the “Original Certificate”).

2.                                      Pursuant to Sections 228, 242 and 245 of the DGCL, this Seventh Amended and Restated Certificate of Incorporation (this “Restated Certificate”) restates and integrates and further amends the provisions of the Original Certificate.

3.                                      The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of this corporation is Mirna Therapeutics, Inc. (the “Company”).

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOUR

A.                                    Effective upon the Effective Time (as defined below), each fifteen (15) shares of Common Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be reclassified as one (1) share of Common Stock, and each fifteen (15) shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (each as defined below) issued and outstanding shall be reclassified as one (1) share of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, respectively (the “Reverse Stock Split”).

Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (each as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split.  If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board (as defined below)).  All share, per share and dollar references in this Restated Certificate have been adjusted for the Reverse Stock Split only as explicitly provided herein.

The Company is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares that the Company is authorized to issue is 332,750,538 shares, 175,100,000 shares of which shall be Common Stock (the “Common Stock”), and 157,650,538 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

B.                                    [Reserved.]

C.                                    Subject to the provisions of this Restated Certificate, the Company may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

D.                                    3,192,083 of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred Stock”), 540,341 of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Junior Preferred Stock”), 10,914,647 of the authorized shares of Preferred Stock are hereby designated Series B-1

Preferred Stock (the “Series B-1 Preferred Stock”), 69,353,712 of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (the “Series C Preferred Stock”), and 73,649,755 of the authorized shares of Preferred Stock are hereby designated Series D Preferred Stock (the “Series D Preferred Stock” and collectively with the Junior Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, the “Series Preferred”).

E.                                    The “Effective Time” means the time upon which this Restated Certificate becomes effective pursuant to the DGCL.

F.                                     The “Original Issue Price” means, collectively, the Series A Original Issue Price, Series B Original Issue Price, Series B-1 Original Issue Price, Series C Original Issue Price and the Series D Original Issue Price.

G.                                   The “Series A Original Issue Price” means $30.00 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock after the Effective Time.

H.                                   The “Series B Original Issue Price” means $41.64 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred Stock after the Effective Time.

I.                                        The “Series B-1 Original Issue Price” means $6.87 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B-1 Preferred Stock after the Effective Time.

J.                                      The “Series C Original Issue Price” means $7.635 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series C Preferred Stock after the Effective Time.

K.                                   The “Series D Original Issue Price” means $9.165 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series D Preferred Stock after the Effective Time.

L.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      Dividend Rights.

(a)                                 From and after the applicable date of the issuance of any share of Series D Preferred Stock, dividends at the rate per annum of eight percent (8%) of the Series D Original Issue Price shall accrue on such share of Series D Preferred Stock (the “Series D Accruing Dividends”), payable in cash or in kind, at the written election of the holders of at least a majority of the then outstanding Series D Preferred Stock (the “Majority Series D Holders”), on a pari passu basis among the holders of shares of Series D Preferred Stock and prior and in preference to any payment of dividend on shares of Series C Preferred Stock (including, without limitation, any Series C Accruing Dividends (as defined below)), Series B-1 Preferred Stock, Junior Preferred

Stock and Common Stock, when, as and if declared by the Company’s board of directors (the “Board”), but only out of funds that are legally available therefor, which such payment shall in no event be later than upon the earliest to occur of (i) any payment of Series C Accruing Dividends or any event obligating the Company to pay Series C Accruing Dividends, in which case the Series D Accruing Dividends shall be paid prior and in preference to the Series C Accruing Dividends; (ii) any Liquidation Event (as defined below), (iii) in connection with the conversion of shares of Series D Preferred Stock into shares of Common Stock in accordance with Section 5; provided that such payment shall only be made on the shares converting to Common Stock, and (iv) any redemption of the Series D Preferred Stock in accordance with Section 6 (each, a “Series D Accruing Dividend Event”); provided, however, that, notwithstanding anything herein to the contrary, payment of Series D Accruing Dividends in connection with the conversion of shares of Series D Preferred Stock into shares of Common Stock in accordance with Section 5 shall be governed by the operation of Section 5(d) below.  The Series D Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in this Section 1(a), Section 3, Section 5 and Section 6, the Series D Accruing Dividends shall be payable only when, as and if declared by the Board and the Company shall otherwise be under no obligation to pay the Series D Accruing Dividends; provided, further, that payment of Series D Accruing Dividends in connection with a Series D Accruing Dividend Event is subject to a Series D Accrual End Date as determined by the Board pursuant to Section 1(h) below.  From and after the Effective Time, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than (i) payment of the Series C Accruing Dividends in connection with a Series C Accruing Dividend Event (as defined below), in which case the Series D Accruing Dividends shall be paid prior and in preference to the Series C Accruing Dividends, or (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of shares of Series D Preferred Stock shall first receive a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Series D Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such class or series after the Effective Time) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 1(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend.  Subject to Section 5(d)(ii), if the Majority Series D Holders elect to have the Series D Accruing Dividends paid in kind, on the payment date the Company shall issue to each holder a number of additional shares of Series D Preferred Stock equal to the quotient obtained by dividing the Series D Accruing Dividends for such holder by the Series D Original Issue Price.

(b)                                 From and after the applicable date of the issuance of any share of Series C Preferred Stock, dividends at the rate per annum of eight percent (8%) of the Series C Original Issue Price shall accrue on such share of Series C Preferred Stock (the “Series C Accruing Dividends”), payable in cash or in kind, at the written election of the Majority Series C Holders (as defined in Section 6 hereof), on a pari passu basis among the holders of shares of Series C Preferred Stock and prior and in preference to any payment of any dividend on shares of Series B-1 Preferred Stock, Junior Preferred Stock and Common Stock, when, as and if declared by the Board, but only out of funds that are legally available therefor, which such payment shall in no event be later than upon the earliest to occur of (i) any Liquidation Event, (ii) in connection with the conversion of shares of Series C Preferred Stock into shares of Common Stock in accordance with Section 5; provided that such payment shall only be made on the shares converting to Common Stock, and (iii) any redemption of the Series C Preferred Stock in accordance with Section 6 (each, a “Series C Accruing Dividend Event”); provided, however, that, notwithstanding anything herein to the contrary, payment of Series C Accruing Dividends in connection with the conversion of shares of Series C Preferred Stock into shares of Common Stock in accordance with Section 5 shall be governed by the operation of Section 5(d) below.  The Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in this Section 1(b), Section 3, Section 5 and Section 6, the Series C Accruing Dividends shall be payable only when, as and if declared by the Board and the Company shall otherwise be under no obligation to pay the Series C Accruing Dividends; provided, further, that payment of Series C Accruing Dividends in connection with a Series C Accruing Dividend Event is subject to a Series C Accrual End Date as determined by the Board pursuant to Section 1(i) below.  From and after the Effective Time, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than (i) dividends on shares of Common Stock payable in shares of Common Stock or (ii) dividends on shares of Series D Preferred Stock pursuant to Section 1(a) above) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of shares of Series C Preferred Stock shall first receive a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Series C Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common

Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such class or series after the Effective Time) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 1(b) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend. Subject to Section 5(d)(iii), if the Majority Series C Holders elect to have the Series C Accruing Dividends paid in kind, on the payment date the Company shall issue to each holder a number of additional shares of Series C Preferred Stock equal to the sum of (x) the quotient obtained by dividing the Series C Accruing Dividends for such holder that were accrued as of immediately prior to the filing of the Sixth Amended Certificate of Incorporation of the Company by the Series C Original Issue Price, plus (y) the quotient obtained by dividing the Series C Accruing Dividends for such holder accruing from and after the filing of the Sixth Amended Certificate of Incorporation of the Company by the Series D Original Issue Price.

(c)                                  From and after the Effective Time, holders of shares of Series B-1 Preferred Stock, in preference to the holders of shares of Junior Preferred Stock and Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, dividends on each outstanding share of Series B-1 Preferred Stock.  Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(d)                                 From and after the Effective Time, holders of shares of Junior Preferred Stock, in preference to the holders of shares of Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, dividends on each outstanding share of Junior Preferred Stock.  Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(e)                                  So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a), 1(b), 1(c) and 1(d) above on the Series Preferred have been paid or declared and set apart, except for:

(i)                                    acquisitions of shares of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii)                                acquisitions of shares of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares.

(f)                                   If dividends are paid on any share of Common Stock, the Company shall, subject to the dividend rights of Series D Preferred Stock under Section 1(a) above and Series C Preferred Stock under Section 1(b) above, pay an additional dividend on each outstanding share of Series B-1 Preferred Stock and Junior Preferred Stock in a per share amount (on an as-if-converted-to-Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.

(g)                                 The provisions of Sections 1(e) and 1(f) shall not apply to a dividend payable in Common Stock (in which case the provisions of Section 5(f) shall apply), or any redemption or repurchase of any outstanding securities of the Company pursuant to this Restated Certificate or otherwise unanimously approved by the Board.

(h)                                 Notwithstanding anything herein to the contrary, on or prior to a Series D Accruing Dividend Event, the Board may designate a date by which the Series D Accruing Dividend shall no longer accrue pursuant to Section 1(a); provided, that such date shall be no earlier than 14 days prior to the effectiveness of such Series D Accruing Dividend Event (the “Series D Accrual End Date”). In the event that the Series D Accruing Dividend Event does not occur within 14 days of the Series D Accrual End Date determined by the Board, (i) the determination of such Series D Accrual End Date shall terminate and be of no further force or effect and the Board may determine a new Series D Accrual End Date pursuant to this Section 1(h), and (ii) the Series D Accruing Dividends will continue to accrue pursuant to Section 1(a) above as if the initial Series D Accrual End Date had not been designated.

(i)                                    Notwithstanding anything herein to the contrary, on or prior to a Series C Accruing Dividend Event, the Board may designate a date by which the Series C Accruing Dividend shall no longer accrue pursuant to Section 1(b); provided, that such date shall be no earlier than 14 days prior to the effectiveness of such Series C Accruing Dividend Event (the “Series C Accrual End Date”). In the event that the Series C Accruing Dividend Event does not occur within 14 days of the Series C Accrual End Date determined by the Board, (i) the determination of such Series C Accrual End Date shall terminate and be of no further force or effect and the Board may determine a new Series C Accrual End Date pursuant to this Section 1(i), and (ii) the Series C Accruing Dividends will continue to accrue pursuant to Section 1(b) above as if no Series C Accrual End Date had not been designated.

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  In addition to any class or series voting right provided under this Restated Certificate, applicable law or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted pursuant to Section 5 hereof immediately after the close of business on the record date fixed for such meeting, or the effective date of such written consent, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company, as amended from time to time (the “Bylaws”).  Except as otherwise provided herein or as required by law, the holders of shares of Series Preferred and the holders of shares of Common Stock shall vote together, and not as separate classes, on all matters to come before the stockholders.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock that are then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock of the Company, voting together as a single class on an as-if-converted basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)                                 Election of Directors.  Subject to the provisions of this Section 2(b), (i) the holders of record of the shares of Series C Preferred Stock, voting together as a separate class, shall be entitled to elect three (3) directors of the Company (the “Series C Directors”), (ii) the holders of record of the shares of Junior Preferred Stock, voting together as a single class on an as-if converted basis, shall be entitled to elect one (1) director of the Company (the “Junior Preferred Director” and together with the Series C Directors, the “Preferred Directors”) and (iii) the holders of record of the shares of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect four (4) directors of the Company.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series C Preferred Stock, Junior Preferred Stock or Common Stock and Series Preferred, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 2(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock, Junior Preferred Stock or Common Stock and Series Preferred, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series of capital stock entitled to elect such director shall constitute a quorum for the purpose of electing such director.  A vacancy in any directorship filled by the holders of any class or series of capital stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series of capital stock or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 2(b).  Subject to the special rights of the holders of one or more series of the Series Preferred to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law or contractually among the Company and its stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.  Any director appointed in accordance with the preceding sentence shall hold office for a term until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

(c)                                  Separate Vote of the Series Preferred.

(i)                                    In addition to any other vote or consent required herein or by law, from and after the Effective Time, the Company shall not, and shall not permit its subsidiaries to, in either case directly or indirectly by amendment, merger, reorganization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series Preferred, voting together as a single class on an as-if-converted basis (the “Required Holders”), given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(A)                               amend, alter or repeal any provision of this Restated Certificate or the Bylaws;

(B)                               reclassify, alter or amend any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with any Series Preferred;

(C)                               create, authorize the creation of or issue, or obligate itself to create, authorize the creation of or issue, any capital stock or other security of any class or series, including, without limitation, any other security convertible into or exercisable or exchangeable for any equity security of any class or series, having rights, preferences or privileges senior to or on a parity with any Series Preferred;

(D)                               authorize or effect any merger, consolidation or reorganization of the Company or any Deemed Liquidation Event;

(E)                               authorize or effect any acquisition of another entity or all or substantially all of the assets of any entity, or permit any subsidiary of the Company to do so;

(F)                                liquidate, dissolve or wind up the Company;

(G)                              increase or decrease the authorized number of members of the Board;

(H)                              declare or pay any dividends or make any other distribution, directly or indirectly, with respect to any shares of Common Stock or Series Preferred now or hereafter outstanding; provided, however, that this restriction shall not apply to the Series D Accruing Dividends or the Series C Accruing Dividends; or

(I)                                   repurchase, redeem or otherwise acquire any of the Company’s equity securities (including, without limitation, warrants, options, and other rights to acquire equity securities); provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock by the Company at cost (or the lesser of cost or the then-current fair market value thereof) from directors or employees of, or consultants or advisers to, the Company or any subsidiary pursuant to agreements in effect as of the Effective Time or agreements approved by the Board, including a majority of the Preferred Directors, after the Effective Time under which the Company has the option to repurchase such shares upon the termination of employment with or service to the Company or any subsidiary of the Company, (ii) the purchase of shares of Common Stock upon exercise by the Company of its right of first refusal with respect to such shares and (iii) a redemption pursuant to Section 6.

(ii)                                Without limiting the foregoing, the Company shall not, and shall not permit its subsidiaries to, in either case directly or indirectly by amendment, merger, reorganization, consolidation or otherwise, alter or change the powers, preferences or special rights of one or more series of the Series Preferred so as to affect them adversely, but not so affect the entire class of Series Preferred, without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of the series of Series Preferred so affected, voting together as a single class on an as-if-converted basis, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; provided, however, that, for the avoidance of doubt, the creation of a new class or series of equity security having a preference senior to, or on parity with, a series of Series Preferred, including, but not limited to, with respect to dividend rights, liquidation preferences or redemption rights, shall not be deemed to adversely alter or change the powers, preferences or special rights of such series of Series Preferred.

(d)         Separate Vote of the Series D Preferred Stock.  In addition to any other vote or consent required herein or by law, from and after the Effective Time, the Company shall not, and shall not permit its subsidiaries to, in either case directly or indirectly by amendment, merger, reorganization, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of at least 60% of the then outstanding shares of Series D Preferred Stock, voting together as a single class on an as-if-converted basis (the “Required Series D Holders”), given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)                                    amend, alter or repeal any provision of the Restated Certificate in a manner that adversely affects the powers, preferences or rights of the Series D Preferred Stock under this Section 2(d) or any of Sections 1(a), 3(a) or 6, provided that the creation, authorization or issuance of one or more new series of Preferred Stock that is senior or pari passu to the Series D Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption shall not be deemed to adversely affect the powers, preferences or rights of the Series D Preferred Stock;

(ii)                                reclassify, alter or amend any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with any Series D Preferred Stock;

(iii)                            declare or pay any dividends or make any other distribution, directly or indirectly, with respect to any shares of Common Stock or Series Preferred now or hereafter outstanding; provided, however, that this restriction shall not apply to Series C Accruing Dividends paid in connection with a Series C Accruing Dividend Event in accordance with Section 1(b) and subject to the provisions of Section 1(a)(other than dividends paid in cash upon conversion of the Series C Preferred Stock) or the Series D Accruing Dividends;

(iv)                             repurchase, redeem or otherwise acquire any of the Company’s equity securities (including, without limitation, warrants, options, and other rights to acquire equity securities); provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock by the Company at cost (or the lesser of cost or the then-current fair market value thereof) from directors or employees of, or consultants or advisers to, the Company or any subsidiary pursuant to agreements in effect as of the Effective Time or agreements approved by the Board, including a majority of the Preferred Directors, after the Effective Time under which the Company has the option to repurchase such shares upon the termination of employment with or service to the Company or any subsidiary of the Company, (ii) the purchase of shares of Common Stock upon any exercise by the Company of its right of first refusal, (iii) a redemption of Series D Preferred Stock pursuant to Section 6 and (iv) a redemption of Series C Preferred Stock pursuant to Section 6 that is not inconsistent with the last sentence of Section 6(c); or

(v)                                                                     agree to commit to any of the foregoing.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Deemed Liquidation Event (as defined below) (each a “Liquidation Event”), before any distribution or payment may be made to the holders of any shares of Series C Preferred Stock, Series B-1 Preferred Stock, Junior Preferred Stock or Common Stock, the holders of Series D Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount per share equal to the Series D Original Issue Price, plus any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series D Liquidation Preference”). If upon any Liquidation Event, the assets of the Company legally available for distribution to its stockholders shall be insufficient to make payment in full to the holders of shares of Series D Preferred Stock of the Series D Liquidation Preference, then such assets shall be distributed among the holders of shares of Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(a).

(b)                                 Upon any Liquidation Event, after the payment in full of the Series D Liquidation Preference as set forth in Section 3(a) above and before any distribution or payment may be made to the holders of any shares of Series B-1 Preferred Stock, Junior Preferred Stock or Common Stock, the holders of shares of Series C Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount per share equal to the Series C Original Issue Price, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Liquidation Preference”).  If upon any Liquidation Event, the assets of the Company legally available for distribution to its stockholders (after payment in full of the Series D Liquidation Preference pursuant to Section 3(a)) shall be insufficient to make payment in full to the holders of shares of Series C Preferred Stock of the Series C Liquidation Preference, then such assets shall be distributed among the holders of shares of Series C Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(b).

(c)                                  Upon any Liquidation Event, after the payment in full of the Series D Liquidation Preference as set forth in Section 3(a) and Series C Liquidation Preference as set forth in Section 3(b) above and before any distribution or payment may be made to the holders of any shares of Junior Preferred Stock or Common Stock, the holders of shares of Series B-1 Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount per share equal to the product of (i) the Series B-1 Original Issue Price multiplied by (ii) 1.5 (the “Series B-1 Base Liquidation Amount”), plus any dividends declared but unpaid thereon (the “Series B-1 Liquidation Preference”).  If upon any Liquidation Event, the remaining assets of the Company legally available for distribution to its stockholders (after payment in full of the Series D Liquidation Preference pursuant to Section 3(a) and the Series C Liquidation Preference pursuant to Section 3(b)) shall be insufficient to make payment in full to the holders of shares of Series B-1 Preferred Stock of the Series B-1 Liquidation Preference, then such remaining assets shall be distributed among the holders of shares of Series B-1 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would be respectively entitled under this Section 3(c).

(d)                                 Upon any Liquidation Event, after payment in full of the Series D Liquidation Preference as set forth in Section 3(a) above, the Series C Liquidation Preference as set forth in Section 3(b) above and the Series B-1 Liquidation Preference as set forth in Section 3(c) above and before any distribution or payment may be made to the holders of any shares of Common Stock, the holders of Junior Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, on a pari passu basis, an amount per share equal to (i) with respect to the Series B Preferred Stock, either (x) if the shares of Series B-1 Preferred Stock have been converted or, pursuant to Section 3(f), been deemed to be converted into shares of Common Stock immediately prior to the Liquidation Event (a “Series B-1 Conversion”), the Series B Original Issue Price plus any dividends declared but unpaid thereon, or (y) if a Series B-1 Conversion has not occurred, $31.59, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time with respect to the Series B Preferred Stock, plus any dividends declared but unpaid thereon ((x) or (y), as the case may be, the “Series B Liquidation Preference”), and (ii) with respect to the Series A Preferred Stock, (A) if a Series B-1 Conversion has occurred, the Series A Original Issue Price plus any dividends declared but unpaid thereon, or (B) if a Series B-1 Conversion has not occurred, $19.95, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Effective Time with respect to the Series A Preferred Stock, plus any dividends declared but unpaid thereon ((A) or (B), as the case may be, the “Series A Liquidation Preference” and collectively with the Series B Liquidation Preference, the Series B-1 Liquidation Preference, the Series C Liquidation Preference and the Series D Liquidation Preference, the “Liquidation Preferences”).  If upon any Liquidation Event, the remaining assets of the Company legally available for distribution to its stockholders (after payment in full of the Series D Liquidation Preference pursuant to Section 3(a), the Series C Liquidation Preference pursuant to Section 3(b) and the Series B-1 Liquidation Preference pursuant to Section 3(c)) shall be insufficient to make payment in full to the holders of Junior Preferred Stock of the Series B Liquidation Preference and Series A Liquidation Preference, then such remaining assets shall be distributed among the holders of shares of Junior Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would be respectively entitled under this Section 3(d).

(e)                                  Upon any Liquidation Event, after payment in full of the aggregate Liquidation Preferences pursuant to Sections 3(a), (b), (c) and (d) above, the remaining assets of the Company legally available for distribution or payment to its stockholders shall be distributed ratably among the holders of shares of Common Stock, the holders of shares of Series B Preferred Stock, the holders of shares of Series C Preferred Stock and the holders of the Series D Preferred Stock, on a pari passu and as-if-converted basis.

(f)                                   Notwithstanding Sections 3(a) through (e) above, solely for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to a Liquidation Event, each series of Series Preferred shall be treated as if such holder of Series Preferred had converted such holder’s shares of Series Preferred into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of such Series Preferred (including taking into account the operation of this Section 3(f)), such holder of such Series Preferred would receive (with respect to such Series Preferred), in the aggregate, an amount greater than the amount that would be distributed to such holder of such Series Preferred if such holder had not converted such Series Preferred into shares of Common Stock.  If any holder of any Series Preferred shall be treated as if such holder had converted shares of Series Preferred into shares of Common Stock pursuant to this Section 3(f), then such holder shall not be entitled to receive any distribution pursuant to Sections 3(a), (b), (c) and (d) that would otherwise be made to such holder of Series Preferred.

4.                                      DEEMED LIQUIDATION EVENTS.

(a)                                 The Company shall not have the power to effect a Deemed Liquidation Event unless the consideration payable to the stockholders of the Company or the Company in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Company pursuant to Section 3 above.

(b)                                 For the purposes of this Restated Certificate, a “Deemed Liquidation Event” means (i) any consolidation or merger of the Company or a subsidiary of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own, immediately after such consolidation, merger or reorganization, less than fifty percent (50%) of the voting power of the surviving or resulting entity or, if the surviving or resulting entity is a wholly owned subsidiary of another corporation, the parent corporation of the surviving or resulting entity (excluding any consolidation, merger or reorganization effected exclusively to change the domicile of the Company), (ii) any transfer, whether by merger, consolidation or otherwise, in a single transaction or series of related transactions to which the Company is a party, and in which all of the proceeds from such transaction or series of related transactions are received by the Company in cash, of the Company’s voting securities to a person or group of affiliated persons (as defined in Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended) if, after such transfer, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting securities of the Company (excluding any transaction or series of transactions for bona fide equity financing purposes in which cash proceeds are received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof), or (iii) a sale, exclusive license, lease or other disposition of, in a single transaction or series of related transactions, all or substantially all of the assets, technology or intellectual property of the Company and its subsidiaries taken as a whole, or the sale or disposition, whether by merger or otherwise, of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, exclusive license, lease or disposition is to a wholly-owned subsidiary of the Company.

(c)                                  In any Deemed Liquidation Event, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise).

(d)                                 Notwithstanding any other provision set forth in Section 3 or this Section 4, in the event that any consideration payable to the Company or its stockholders in connection with any Deemed Liquidation Event is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks), (i) such consideration shall not be deemed received by the Company or its stockholders or available for distribution to such stockholders unless and until such consideration is indefeasibly received by the Company or its stockholders in accordance with the terms of such Deemed Liquidation Event, (ii) the portion of such consideration that is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Section 3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (iii) any additional consideration which becomes payable to the stockholders of the Company upon satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Section 3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.                                      CONVERSION RIGHTS.

The holders of Series Preferred shall have the following rights with respect to the conversion of such Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, each share of Series Preferred may be converted, at the option of the holder thereof, at any time after the issuance of such share and without the payment of additional consideration by the holder thereof, into fully paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of shares of Series Preferred shall be entitled upon conversion of such shares of Series Preferred shall be the product obtained by multiplying the Series A Conversion Rate, Series B Conversion Rate, Series B-1 Conversion Rate, Series C Conversion Rate or Series D Conversion Rate, as applicable (each as defined and determined as provided in Section 5(b)), by the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, being converted.

(b)                                 Conversion Rate.  The conversion rate in effect at any time for conversion of shares of Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Conversion Price, calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of shares of Series B Preferred Stock (the “Series B

Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Conversion Price, calculated as provided in Section 5(c).  The conversion rate in effect at any time for conversion of shares of Series B-1 Preferred Stock (the “Series B-1 Conversion Rate”) shall be the quotient obtained by dividing the Series B-1 Original Issue Price by the Series B-1 Conversion Price, calculated as provided in Section 5(c).  The conversion rate in effect at any time for conversion of shares of Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Conversion Price, calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of shares of Series D Preferred Stock (the “Series D Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the Series D Conversion Price, calculated as provided in Section 5(c)

(c)                                  Conversion Price.  The conversion price for the Series A Preferred Stock shall initially be the Series A Original Issue Price (the “Series A Conversion Price”), the conversion price for the Series B Preferred Stock shall initially be the Series B Original Issue Price (the “Series B Conversion Price”), the conversion price for the Series B-1 Preferred Stock shall initially be the Series B-1 Original Issue Price (the “Series B-1 Conversion Price”), the conversion price for the Series C Preferred Stock shall initially be the Series C Original Issue Price (the “Series C Conversion Price”) and the conversion price for the Series D Preferred Stock shall initially be the Series D Original Issue Price (the “Series D Conversion Price”).  The Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price, the Series C Conversion Price and Series D Conversion Price. in each case, shall be adjusted from time to time in accordance with this Section 5.  All references to “Conversion Price” herein shall mean the Series A Conversion Price, the Series B Conversion Price, Series B-1 Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, in each case as so adjusted.

(d)                                 Mechanics of Conversion.

(i)                                    Conversion into Common Stock. Each holder of shares of Series Preferred who desires to convert the same into shares of Common Stock pursuant to Section 5(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, subject to the restrictions of Sections 5(d)(ii) and 5(d)(iii) below, the Company shall promptly (i) issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate or certificates that were not converted into Common Stock, (ii) subject to Section 2(d), pay all declared but unpaid dividends on the shares of Series Preferred being converted in accordance with Section 1, all Series C Accruing Dividends accrued and unpaid thereon, whether or not declared, and all Series D Accruing Dividends accrued and unpaid thereon, whether or not declared; provided, however, that subject to

Section 5(d)(ii) and 5(d)(iii), respectively, if the holders of the Series C Preferred Shares or Series D Preferred Shares have elected to have the Series C Accruing Dividends or Series D Accruing Dividends, respectively, paid in kind, then the additional shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, will be deemed to have been issued to such holders of Series Preferred immediately prior to any conversion of shares of Series Preferred, and (iii) pay in cash, at the fair market value of shares of Common Stock determined in good faith by the Board as of the date of conversion, the value of any fractional share of Common Stock otherwise issuable to any holder of shares of the Series Preferred as provided in Section 5(l).  Such conversion shall be deemed to have been made at the close of business on the date of such surrender by such holder of the certificate of certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii)                                Payment of Series D Accruing Dividends in Connection with an Initial Public Offering. Notwithstanding anything herein to the contrary, in the event that the Company shall make any payment of Series D Accruing Dividends in connection with the conversion of shares of Series D Preferred Stock into shares of Common Stock in accordance with this Section 5, and if such conversion is conditioned upon and/or effective immediately prior to the occurrence of an Initial Public Offering (as defined below), (i) the payment of any Series D Accruing Dividends in connection with such Initial Public Offering shall be paid in kind, effective immediately prior to the consummation of such Initial Public Offering, in the form of the issuance of additional shares of Common Stock and not involve the payment of any cash; (ii) the fair market value of each share of Common Stock to be used when determining the number of shares to be issued as a result of such Series D Accruing Dividends shall be as reflected on the cover of the final prospectus filed with the Securities and Exchange Commission in connection with such Initial Public Offering as the price being offered to the public per share of Common Stock; and (iii) no fractional shares shall be issued or cash shall be paid by the Company in connection with the unconverted portion of any Series D Accruing Dividends as a result of the Company rounding down to the nearest whole share.

(iii)                            Payment of Series C Accruing Dividends in Connection with an Initial Public Offering. Notwithstanding anything herein to the contrary, in the event that the Company shall make any payment of Series C Accruing Dividends in connection with the conversion of shares of Series C Preferred Stock into shares of Common Stock in accordance with this Section 5, and if such conversion is conditioned upon and/or effective immediately prior to the occurrence of an Initial Public Offering, (i) the payment of any Series C Accruing Dividends in connection with such Initial Public Offering shall be paid in kind, effective immediately prior to the consummation of such Initial Public Offering, in the form of the issuance of additional shares of Common Stock and not involve the payment of any cash; (ii) the fair market value of each share of Common Stock to be used when determining the number of shares to be issued as a result of such Series C Accruing Dividends shall be as reflected on the cover of the final prospectus filed with the Securities and Exchange Commission in connection with such Initial Public Offering as the price being offered to the public per share of Common Stock; and (iii) no fractional shares shall be issued or cash shall be paid by the Company in connection with the unconverted portion of any Series C Accruing Dividends as a result of the Company rounding down to the nearest whole share.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the Effective Time the Company effects a subdivision of the outstanding shares of Common Stock without a corresponding subdivision of the Preferred Stock, then the Conversion Price for each series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  Conversely, if at any time or from time to time after the Effective Time the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price for each series of Series Preferred in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time after the Effective Time the Company pays to holders of shares of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred, then the Conversion Price for each series of Series Preferred in effect immediately before such event shall be decreased as of the time of such issuance as provided below:

(i)                                    The Conversion Price for each series of Series Preferred shall be adjusted by multiplying the Conversion Price then in effect for such series by a fraction equal to:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(ii)                                If the Company fixes a record date to determine which holders of shares of Common Stock are entitled to receive such dividend or other distribution, then the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            Notwithstanding the foregoing, (A) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the Conversion Price for each series of Series Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution; and (B) no such adjustment shall be made if the holders of Series D Preferred Stock, Series C Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock, Series C Preferred Stock, Series B-1 Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  Subject to the provisions of Section 2(c), if at any time or from time to time after the Effective Time, the shares of Common Stock issuable upon the conversion of the Series Preferred are converted or exchanged into the same or a different number of shares of any class or classes of securities, cash or other property, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Deemed Liquidation Event as defined in Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of shares of Series Preferred shall then have the right to convert such shares into the kind and amount of securities, cash or other property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of shares of Series Preferred after such recapitalization, reclassification, merger, consolidation or other change to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the shares of Series Preferred) shall be applicable, after that event and as nearly equivalent as practicable, in relation to any securities or other property thereafter deliverable upon conversion of the shares of Series Preferred.

(h)                                 Sale of Shares Below Conversion Price.

(i)                                    If at any time or from time to time after the Effective Time, the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(f) or 5(g) above, without consideration or for an Effective Price (as defined below) less than (i) with respect to the Series D Preferred Stock, the Series D Conversion Price in effect immediately prior to such issuance or sale, or (ii) with respect to the Series C Preferred Stock, Series B-1 Preferred Stock or Junior Preferred Stock, the Series C Conversion Price in effect immediately prior to such issuance or sale (a “Qualifying Dilutive Issuance”), then and in each such case, the Conversion Price for such series of Series Preferred in effect immediately prior to such issuance or sale shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the Conversion Price for such series of Series Preferred in effect immediately prior to such issuance or sale by a fraction equal to:

(A)                               the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issuance or sale, plus (2) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance or sale; and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (1) the number of shares of Common Stock outstanding, (2) the number of shares of Common Stock issuable upon conversion of shares of Series Preferred outstanding immediately prior to such issuance or sale, and (3) the number of shares of Common Stock issuable upon exercise, exchange or conversion of all Options and Convertible Securities (each as defined below) outstanding immediately prior to such issuance or sale.

(ii)                                      No adjustment in any Conversion Price shall be made in an amount less than one hundredth (1/100th) of one cent per share.  Any adjustment otherwise required by this Section 5(h) that is not required to be made to a Conversion Price due to the preceding sentence shall be included in any subsequent adjustment to such Conversion Price.  In addition, no adjustment to the Conversion Price of a series of Series Preferred shall be made if the Effective Price is greater than the Conversion Price of such series in effect immediately prior to such issuance or sale of Additional Shares of Common Stock.

(iii)                                  For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) is defined as:  (A) to the extent it consists of cash, it is computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, it is computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible

Securities or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, it is computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(iv)                                   For the purpose of the adjustment required under this Section 5(h), if the Company at any time or from time to time on or after the Effective Time issues or sells, or fixes a record date for the determination of holders of any class of securities entitled to receive, (A) any Preferred Stock or other stock, evidence of indebtedness, warrants, purchase rights or other securities convertible into or exchangeable for Additional Shares of Common Stock, but excluding Options (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) any rights, warrants or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities (collectively, the “Options”), in each case the Company shall be deemed (x) to have issued, at the time of the issuance of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon exercise, exchange or conversion thereof and (y) to have received as Aggregate Consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus:

(A)                               in the case of Options, the minimum amounts of consideration (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), if any, payable to the Company upon the exercise of such Options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for any series of Series Preferred pursuant to the terms of Section 5(h)(i) above, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, exchange or conversion of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, exchange or conversion, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (v) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) such applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(vi)                             If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities (as defined below)), the issuance of which did not result in an adjustment to any applicable Conversion Price pursuant to the terms of Section 5(h)(i) (either because the consideration per share, determined pursuant to Section 5(h)(iv), of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Effective Time), are revised after the Effective Time as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, exchange or conversion of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, exchange or conversion, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5(h)(iv)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(vii)                         No further adjustment of any applicable Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Options or the exchange or conversion of any such Convertible Securities.  If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to a Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise, exchange or conversion of such Options or Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, exchange or conversion, plus the consideration, if any, actually received by the Company for the granting of all such

Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually exchanged or converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the exchange or conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(viii)                     For the purpose of making any adjustment to a Conversion Price of a series of Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” means all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock, Options or Convertible Securities issued upon conversion of the Series Preferred or as a dividend or distribution on the Series Preferred;

(B)                               shares of Common Stock, Options or Convertible Securities issued after the Effective Time to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary of the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)                               shares of Common Stock issued upon exercise of Options or shares of Common Stock issued upon conversion or exchange of Convertible Securities, in each case provided that such Options or Convertible Securities are outstanding as of the Effective Time and such issuance is pursuant to the terms of such Options or Convertible Securities;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board (including a majority of the Preferred Directors);

(E)                               shares of Common Stock, Options or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, credit agreement, debt financing from a bank or similar financial or lending institution or other commercial transactions approved by the Board (including a majority of the Preferred Directors);

(F)                                shares of Common Stock issued in a registered public offering of Common Stock by the Company; or

(G)                              shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, combination or other recapitalization by the Company on shares of Common Stock as provided in Sections 5(e), (f) and (g); or

(H)                              shares of Series D Preferred Stock (and Common Stock issuable upon conversion of the Series D Preferred Stock) issued pursuant to that certain Series D Preferred Stock Purchase Agreement, dated on or about the Effective Time, as may be amended from time to time (together with (A) through (G) above, collectively, the “Exempted Securities”).

References to the Common Stock in the subsections of this clause (viii) above mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h).  The “Effective Price” of Additional Shares of Common Stock means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock.

(ix)                             No adjustment in any Conversion Price shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Required Holders specifically stating that no such adjustment shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock.

(x)                                 If the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then if the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as part of one transaction or a series of related transactions (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price of a series of Series Preferred shall be reduced to the Conversion Price that would have been in effect for such series had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price of a series of Series Preferred for the number of shares of Common Stock or other securities issuable upon conversion of such series of Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense and as promptly as reasonably practicable, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series Preferred at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for each series of Series Preferred, (iii) the number of Additional Shares of

Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred.

(j)                                    Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of shares of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the Required Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of shares of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(k)                                 Automatic Conversion.

(i)                                    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for such series of Series Preferred, immediately upon the closing of the Company’s initial firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock for the account of the Company (an “Initial Public Offering”) in which either (A) (i) the per share price is at least $27.495 (as adjusted for stock splits, stock dividends, stock combinations and similar events after the Effective Time), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000, or (B) the affirmative vote or written consent of the Required Holders, voting together as a single class on an as-if-converted basis, approving such conversion in connection with an Initial Public Offering (a “Qualified IPO”).  In addition, each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the Conversion Price then in effect for such series, at any time upon the affirmative vote or written consent of the Required Holders, voting together as a single class on an as-if-converted basis.  The time of the closing of such firmly underwritten public offering or the date and time specified in such vote or written consent shall be referred to herein as the “Mandatory Conversion Time.”  Upon any such automatic conversion, any declared and unpaid dividends on shares of Series Preferred, all Series D Accruing Dividends accrued and unpaid thereon, whether or not declared, and all Series C Accruing Dividends accrued and unpaid thereon, whether or not declared, shall be paid in accordance with the provisions of Section 5(d).

(ii)                                Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted, at the Mandatory Conversion Time, automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  All holders of record of shares of Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to this Section 5(k). Upon receipt of such notice, the holders of shares of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall pay such holder (x) in cash such amount as provided in Section 5(l) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (y) all declared and unpaid dividends on such shares of Series Preferred, all Series D Accruing Dividends accrued and unpaid thereon, whether or not declared, and all Series C Accruing Dividends accrued and unpaid thereon, whether or not declared.

(l)                                    Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of shares of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, subject to Sections 5(d)(ii) and 5(d)(iii), in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board on the date of conversion.

(m)                             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(n)                                 Notices.  Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder last shown on the records of the Company.

(o)                                 Payment of Taxes.  The Company shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(p)                                 Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a Liquidation Event, the Conversion Rights shall, subject to Section 3(f), terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

6.                                      REDEMPTION

(a)                                      Redemption upon Request by Required Series D Holders.  Shares of Series D Preferred Stock shall be redeemed by the Company out of funds legally available therefor at a per share price equal to the Series D Original Issue Price, plus any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series D Redemption Price”), in three (3) equal annual installments commencing sixty (60) days after receipt by the Company, at any time on or after the date that represents the fifth (5th) anniversary of the Effective Time, of written notice from the Required Series D Holders, requesting redemption of all shares of Series D Preferred Stock (the date of each such installment being referred to as a “Series D Redemption Date”).  On each Series D Redemption Date, the Company shall redeem on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder of Series D Preferred Stock, that number of outstanding shares of Series D Preferred Stock determined by dividing (i) the total number of shares of Series D Preferred Stock outstanding immediately prior to such Series D Redemption Date by (ii) the number of remaining Series D Redemption Dates (including the Series D Redemption Date to which such calculation applies).  If the Company does not have sufficient funds legally available to redeem on any Series D Redemption Date all shares of Series D Preferred Stock to be redeemed on such Series D Redemption Date, the Company shall redeem a pro rata portion of each holder’s redeemable shares of Series D Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D Preferred Stock to have been redeemed as soon as practicable after the Company has funds legally available therefor.

(b)                                      Series D Redemption Notice.  The Company shall send written notice of the redemption pursuant to Section 6(a) (each a “Series D Redemption Notice”) to each holder of record of Series D Preferred Stock not less than forty (40) days prior to each Series D Redemption Date.  Each Series D Redemption Notice shall state:

(i)                                    the number of shares of Series D Preferred Stock held by the holder that the Company shall redeem on the Series D Redemption Date specified in the Redemption Notice;

(ii)                                the Series D Redemption Date and the Series D Redemption Price;

(iii)                            the date on which the holder’s right to convert such shares terminates (as determined in accordance with Section 5); and

(iv)                             that the holder is to surrender to the Company, at the office of the Company or its transfer agent, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.

(c)                                       Redemption upon Request by Majority Series C Holders.  Shares of Series C Preferred Stock shall be redeemed by the Company out of funds legally available therefor at a per share price equal to the Series C Original Issue Price, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Redemption Price”), in three (3) equal annual installments commencing sixty (60) days after receipt by the Company at any time on or after October 22, 2017, of written notice from the holders of at least a majority of then then-outstanding shares of Series C Preferred Stock, voting together as a separate class (the “Majority Series C Holders”), requesting redemption of all shares of Series C Preferred Stock (the “Series C Redemption Request”, the date of each such installment being referred to as a “Series C Redemption Date”).  On each Series C Redemption Date, the Company shall redeem (i) on a pro rata basis in accordance with the number of shares of Series C Preferred Stock owned by each holder of Series C Preferred Stock, that number of outstanding shares of Series C Preferred Stock determined by dividing (x) the total number of shares of Series C Preferred Stock outstanding immediately prior to such Series C Redemption Date by (y) the number of remaining Series C Redemption Dates

(including the Series C Redemption Date to which such calculation applies) and (ii) all shares of Series D Preferred Stock at a price per share equal to the Series D Redemption Price, in a single payment occurring not more than thirty (30) days after receipt by the Company of the Series C Redemption Request.  If on the Series C Redemption Date Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series C Preferred Stock and Series D Preferred Stock to be redeemed, the Company shall ratably redeem (i) the maximum number of shares of Series D Preferred Stock that it may redeem consistent with such law based on the respective amounts which would otherwise be payable in respect of the shares of Series D Preferred Stock to be redeemed if the Company were allowed to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under such law and (ii) after the redemption of all shares of Series D Preferred Stock, the maximum number of shares of Series C Preferred Stock that it may redeem consistent with such law based on the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock to be redeemed if the Company were allowed to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(d)                                      Series C Redemption Notice.  The Company shall send written notice of the redemption pursuant to Section 6(c) (each a “Series C Redemption Notice”) to each holder of record of Series C Preferred Stock and Series D Preferred Stock not less than forty (40) days prior to each Series C Redemption Date.  Each Series C Redemption Notice shall state:

(i)                                    the number of shares of Series C Preferred Stock held by the holder that the Company shall redeem on the Series C Redemption Date specified in the Redemption Notice;

(ii)                                the Series C Redemption Date and the Series C Redemption Price;

(iii)                            the number of shares of Series D Preferred Stock held by the holder that the Company shall redeem on the Series C Redemption Date if the Required Series D Holders so elect and the Series D Redemption Price;

(iv)                             the date on which the holder’s right to convert such shares terminates (as determined in accordance with Section 5); and

(v)                                 that the holder is to surrender to the Company, at the office of the Company or its transfer agent, his, her or its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

(e)          Redemption upon Event of Default.  If an Event of Default (as defined in the Exchange Agreement) occurs prior to the Termination Date (as defined in the Exchange Agreement), the Company shall redeem (i) all shares of Series B-1 Preferred Stock owned by the Office of Governor Economic Development and Tourism (the “OOGEDT”) as of the Series B-1 Redemption Date (as defined below) at a price per share equal to the greater of (x) three (3) times the Series B-1 Base Liquidation Amount plus any dividends declared but unpaid thereon, (y) three (3) times the Series B-1 Original Issue Price and (z) three (3) times the Fair Market Value (as defined below) of a share of Series B-1 Preferred Stock (the “Series B-1 Redemption Price” and together with the Series D Redemption Price and the Series C Redemption Price, the “Redemption Price”), (ii) all shares of Series C Preferred Stock at a price per share equal to the Series C Redemption Price upon written request from the Majority Series C Holders (the “Series C Participation Request”), with a copy thereof to each other holder of Series C Preferred Stock, within ten (10) days after receipt of the Series B-1 Redemption Notice (as defined below) from the Company, in a single payment occurring not more than thirty (30) days after receipt by the Company from the OOGEDT of written notice requesting redemption of all shares of Series B-1 Preferred Stock (the “Series B-1 Redemption Request”) and (iii) if any shares of Series C Preferred Stock shall be redeemed, all shares of Series D Preferred Stock at a price per share equal to the Series D Redemption Price, in a single payment occurring not more than thirty (30) days after receipt by the Company of the Series B-1 Redemption Request.  Upon receipt of a Series B-1 Redemption Request from the OOGEDT and, if applicable, a Series C Participation Request from the Majority Series C Holders, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of such payment shall be referred to as the “Series B-1 Redemption Date.”  The Series D Redemption Date, the Series C Redemption Date and the Series B-1 Redemption Date are referred to together as the “Redemption Date.”  If on the Series B-1 Redemption Date Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to be redeemed, the Company shall ratably redeem (i) the maximum number of shares of Series D Preferred Stock that it may redeem consistent with such law based on the respective amounts which would otherwise be payable in respect of the shares of Series D Preferred Stock to be redeemed if the Company were allowed to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under such law, (ii) after the redemption of all shares of Series D Preferred Stock, the maximum number of shares of Series C Preferred Stock that it may redeem consistent with such law based on the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock to be redeemed if the Company were allowed to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under such law and (iii) after the redemption of all shares of Series D Preferred Stock and Series C Preferred Stock, the maximum number of shares of Series B-1 Preferred Stock that it may redeem consistent with such law based on the respective amounts which would otherwise be payable in respect of the shares of Series B-1 Preferred Stock to be redeemed if the Company were allowed to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under such law.  For purposes of this Section 6(e) only, the “Fair Market Value” of a share of Series B-1 Preferred Stock shall be the per share price of the last Company’s offer and sale of preferred stock to a third party in a bona fide transaction before the date of the Series B-1 Redemption Request.  The rights of the OOGEDT to redeem shares of Series B-1 Preferred Stock pursuant to this Section 6(e) are personal to the OOGEDT, may not be assigned by the OOGEDT and shall terminate with respect a share of Series B-1 Preferred Stock upon any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition by the OOGEDT of such share of Series B-1 Preferred Stock.

(f)                                        Series B-1 Redemption Notice.  The Company shall send written notice of the Series B-1 Redemption Request (each a “Series B-1 Redemption Notice”) to each holder of record of Series C Preferred Stock and Series D Preferred Stock within five (5) days after receipt of the Series B-1 Redemption Request from the OOGEDT.  Each Series B-1 Redemption Notice shall state:

(i)                                    the number of shares of Series B-1 Preferred Stock held by the OOGEDT and the Series B-1 Redemption Date;

(ii)                                the number of shares of Series D Preferred Stock held by the holder that the Company shall redeem on the Series B-1 Redemption Date, as applicable, and the Series D Redemption Price;

(iii)                            the number of shares of Series C Preferred Stock held by the holder that the Company shall redeem on the Series B-1 Redemption Date if the Majority Series C Holders so elect and the Series C Redemption Price;

(iv)                             the date on which the holder’s right to convert such shares terminates (as determined in accordance with Section 5); and

(v)                                 that the holder is to surrender to the Company, at the office of the Company or its transfer agent, his, her or its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

(g)         Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock, as the case may be, to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5(a), shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, an agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the office of the Company or its transfer agent, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock, as applicable, represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock shall promptly be issued to such holder.  For the avoidance of doubt, in no event shall a holder of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock be entitled to receive both their respective Redemption Price pursuant to this Section 6 and their respective Liquidation Preferences pursuant to Section 3, and the right to receive their respective Redemption Price pursuant to this Section 6 shall terminate upon any payment of their respective Liquidation Preferences pursuant to Section 3.

(h)                                 Rights Subsequent to Redemption.  If on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock, as the case may be, to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock, as applicable, so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.  In the event that shares of Series D Preferred Stock, Series C Preferred Stock or Series B-1 Preferred Stock, as applicable, are not redeemed on a Redemption Date, such shares shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided herein until redeemed.

7.                                      NO REISSUANCE OF THE SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of purchase, redemption, conversion or otherwise shall be reissued, and all such shares shall be retired and cancelled.

8.                                      WAIVER.

Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Required Holders. Notwithstanding the foregoing, if any such waiver is to a provision in this Restated Certificate that includes a requirement for a specific vote to take an action under such provision or to take an action with respect to the matters described in such provision, such waiver shall not be binding or effective unless waivers are obtained from stockholders holding the percentage of the applicable class of securities otherwise required to take such action.

9.                                      NOTICES.

Except as explicitly provided herein, any notice required or permitted by the provisions of this Article Four to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the address last shown on the records of the Company, or given by electronic communication in compliance with the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE FIVE

The business and affairs of the Company shall be managed by and under the direction of the Board.

ARTICLE SIX

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal in any respect any or all of the Bylaws.

ARTICLE SEVEN

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE EIGHT

Meetings of stockholders of the Company may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Company may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE NINE

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided in this Restated Certificate, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE TEN

To the fullest extent permitted by applicable law, the Company is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which Delaware law permits the Company to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others.  Any amendment, repeal or modification of any of the foregoing provisions of this Article Ten shall not adversely affect any right or protection of any director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or agent of the Company or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

ARTICLE ELEVEN

Subject to the provisions of this Restated Certificate, the Company reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Restated Certificate are granted subject to this reservation.

ARTICLE TWELVE

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company or arising directly from such Covered Person’s interest in the Company.

ARTICLE THIRTEEN

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article Thirteen.

The undersigned, being the duly elected Chief Executive Officer of the Company, for the purpose of amending and restating the Original Certificate, does make this Restated Certificate, hereby declaring and certifying that this is the act and deed of the Company and the facts stated in this Restated Certificate are true, and accordingly has hereunto executed this Restated Certificate as a duly authorized officer of the Company this       day of       , 2015.

MIRNA THERAPEUTICS, INC.

Paul Lammers, M.D., M.Sc.
Chief Executive Officer

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MIRNA THERAPEUTICS, INC.